SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                                ------------

                                  FORM 15

Certification and Notice of Termination of Registration under Section 12(g)
    of the Securities Exchange Act of 1934 or Suspension of Duty to File
                 Reports Under Sections 13 and 15(d) of the
                      Securities Exchange Act of 1934.

                       Commission File Number 1-14224


                              PAYMENTECH, INC.
           (Exact name of registrant as specified in its charter)

                         1601 Elm Street, 9th Floor
                            Dallas, Texas 75201
                               (214) 849-2149
            (Address, including zip code, and telephone number,
      including area code of registrant's principal executive offices)

           Common Stock, par value $.01 per share (Title of each class of securities covered by this form)

                                    N/A
         (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  [X]    Rule 12h-3(b)(1)(i)   [ ]
               Rule 12g-4(a)(1)(ii) [ ]    Rule 12h-3(b)(1)(ii)  [ ]
               Rule 12g-4(a)(2)(i)  [ ]    Rule 12h-3(b)(2)(i)   [ ]
               Rule 12g-4(a)(2)(ii) [ ]    Rule 12h-3(b)(2)(ii)  [ ]
                             Rule 15d-6    [  ]

Approximate number of holders of record as of certification or notice date:
One.

Pursuant to the requirements of the Securities Exchange Act of 1934, Paymentech, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  July 27, 1999                By: /s/ Philip E. Taken
                                        ---------------------------------
                                        Philip E. Taken
                                        Chief Administrative Officer,
                                        General Counsel and Secretary